Exhibit 99.1

Rica Foods, Inc. Receives Non-Compliance Notification from the AMEX

MIAMI—March 6, 2006—Rica Foods, Inc. (AMEX: RCF; the “Company”). On February 28, 2006, Rica Foods, Inc. (the “Company”) received a notice (the “AMEX Notice”) from the staff of the American Stock Exchange (the “AMEX”), the national securities exchange that maintains the principal listing for the Company’s common stock, that, in light of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, the Company has triggered an additional instance of non-compliance under Sections 134 and Sections 1101 of the AMEX Company Guide (the “Additional Deficiency”).

As previously disclosed on Form 8-K, the Staff of the AMEX has determined to proceed with the filing of an application with the Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the AMEX based upon the Company’s non-compliance with certain of the AMEX listing standards previously disclosed by the Company (the “Staff Determination”).

The Company has appealed the Staff Determination and an appeal hearing is scheduled before an AMEX Listing Qualifications Panel. Pursuant to the AMEX Notice, the Staff has indicated that the Additional Deficiency will be considered at the Company’s scheduled appeal hearing.

There can be no assurances that the Listing Panel will grant the relief sought by the Company or, if such relief is granted by the Listing Panel, the Company will be able to implement its plan of compliance consistent with the relief sought. If the Panel does not grant the relief sought by the Company, the Company anticipates its common stock will be de-listed from the AMEX. In such event, the Company may (i) seek quotation of its securities on the OTC Bulletin Board if and when the Company has regained compliance with its reporting requirements under the Securities and Exchange Act of 1934, as amended and/or (ii) seek quotation of its securities on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, to the extent market makers demonstrate an interest in trading in the Company’s common stock. However, the Company can give no assurance that trading in its stock will continue on the OTC Bulleting Board, the Pink Sheets or in any other forum.